Exhibit 99.1

CY Employee Letter from Hassane

Date: June 2, 2019

To: All Cypress Employees

Author: Hassane El-Khoury

Subject: Combination with Infineon

Distribution: All Cypress Employees

Cypress Worldwide Teams,

I’m writing to share some important news about the future of Cypress. Today, we announced that Cypress has reached a definitive agreement to join the Infineon Technologies AG team. This transaction will unite two premier semiconductor companies, creating a strong technology leader that will deliver best-in-class power, MCU, specialty memory and secure connectivity solutions across numerous growth segments. Together, Infineon and Cypress will increase their scale and scope to address many of the most exciting growth megatrends of our industry, including the consumer and industrial IoT, electric drives and the connected cars of the future.

A few years ago, we embarked on our Cypress 3.0 journey together and our results have been a true testament to your dedication and perseverance against all odds. We told the world what we would deliver and then delivered on that promise. To me, that is the attribute of a world-class team and something we should all be proud of. I know change can be daunting, but think of everything we’ve gone through since 2016. We have repeatedly shown that we can overcome that natural fear of change and turn it into a force of pure execution. That’s how we got here and it’s what we can continue to do as a combined company after the closing of the transaction.

Infineon is an ideal partner for Cypress to go through this change with. Headquartered in Munich, Germany, Infineon is a global semiconductor leader that brings an impressive suite of solutions in power, sensors and security that are highly complementary to our strengths in connectivity, microcontrollers, specialty memory, and software. Together, we will stand as a strong leader in some of the world’s most compelling growth segments. As the next wave of technology continues to fuel demand for connectivity and computing, Infineon and Cypress will deploy our unified capabilities to provide a broad customer base with full hardware and software solutions.

Overall, combining with Infineon will increase our capabilities, broaden our addressable market segments and diversify our customer base. More importantly, it will provide the scale required for us to achieve our goals. Both companies individually have powerful strategies that have proven to be very successful. Our visions to provide complete solutions for customers in evolving and complex market segments are very much aligned and will be even better addressed as a combined entity.

Upon close, the combination will also bring expanded career and development opportunities for our employees, as we become part of a larger organization with more significant resources and scale. During this process, it became clear to us that Infineon’s and Cypress’s cultures are very similar: we have the same operational mindset with data-driven decision making, direct communication, and a focus on engineering excellence. We have great people at Cypress. Infineon has already recognized it and they look forward to building on their expertise with our exceptional talent base.

In a process like this, the focus tends to lean towards the business more than anything else. But a core part of Cypress 3.0 is a commitment to our people. Although the business review has been done to the extent required to announce such a combination, a lot of the time spent between our leadership teams, led personally by me and Reinhard Ploss, Infineon’s Chief Executive Officer, was focused on making sure that Cypress’s talented team members, who are responsible for Cypress’s achievements and made such a compelling deal possible for our shareholders, are appropriately recognized.

Today’s announcement is a true testament to the progress we’ve made toward becoming the global supplier of choice for innovative companies. Our successful execution of the Cypress 3.0 strategy naturally attracted attention from outside parties, and in response to inbound interest, our Board decided it was appropriate for us to explore strategic alternatives. After engaging with multiple parties, that process culminated with Cypress entering into the agreement with Infineon and a transaction that, upon its closing, will provide immediate and significant value to our shareholders.

We expect the transaction to close by the end of calendar year 2019 or early 2020, subject to Cypress shareholder and regulatory approvals as well as other customary closing conditions. Until then, we will conduct business as usual, and Cypress and Infineon will continue to operate as separate and independent companies.

I am sure such an announcement could be distracting, but remember, we take pride in our ability to focus on what matters and deliver on what we can control. We have had a lot of distractions over the past few years, but none of which were able to get our eyes off the ball. It is important to stay focused on continuing to deliver the industry-leading solutions our customers expect from us.

Please keep in mind that today is just the first step towards this exciting journey. While many details of this combination will be worked out over the coming months as part of our integration planning, for now I can inform you that following the close of the transaction, the combined company will maintain Infineon’s name with headquarters in Munich, Germany and continue to have a significant presence in our locations. Reinhard will lead the combined entity and I know he looks forward to visiting our locations and getting to know our team in the near future. Until the close of the transaction, my focus remains on continuing to execute on our Annual Operating Plan, which remains unchanged.

I will be hosting an employee All Hands call at 12:00 AM Pacific Time Monday morning, where I will discuss the transaction in greater detail and answer questions you might already have. As is true for our quarterly company meetings, only site leaders will have dial-in information. Please contact your local site manager to request remote access. We will also be holding an in-person All Hands meeting (with webcast) tomorrow in San Jose at 9:00 AM Pacific Time. There are exciting times ahead and I look forward to discussing them with you with as much transparency as possible.

We have created an AskCY@cypress.com email alias for you to submit questions, which may not yet be addressed in our FAQ. We will provide regular communication updates via site visits, updated FAQs and All Hands meetings in an effort to address your questions and concerns. I ask that you be patient and trust that I will be as open and transparent as I can be during the coming months.

An announcement like this one is likely to lead to increased media attention and may lead to inquiries from outside parties. It is imperative that you decline comment and forward any calls or emails you receive related to this matter to AskCY@cypress.com where we will review and respond to them.

This is an important milestone for all of us, and I thank each of you for your hard work and dedication to Cypress. This is happening because we have delivered incredible results and return for our shareholders. We have built a strong and stable business, and I am confident that combining Infineon and Cypress will only provide us with further opportunity and growth.

Sincerely,
Hassane

Cautionary Note Regarding Forward Looking Statements

This communication contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the proposed transaction and the merger (the “Merger”) of a wholly owned subsidiary of Infineon Technologies AG (“Infineon”) with and into Cypress Semiconductor Corporation (which we refer to as “we,” “us,” or the “Company”) on the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of June 3, 2019 (the “Merger Agreement”), by and among the Company, Infineon, and the wholly owned subsidiary of Infineon, the benefits of the proposed transaction and the anticipated timing of the proposed transaction. Forward-looking statements can be generally identified by the use of words such as “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “expect,” “should,” “intend,” “may,” “could,” “will,” “would,” “outlook,” “future,” “trend,” “goal,” “target,” and similar expressions or expressions of the negative of these terms. These statements reflect only the Company’s current expectations and are not guarantees of future performance or results. Forward-looking information involves risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such statements. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the occurrence of any event, development, condition, state of facts, change, effect or other circumstances that could give rise to the termination of the Merger Agreement, the inability to complete the Merger due to the failure to obtain stockholder approval for the Merger or the failure to satisfy other conditions to completion of the Merger, including that a governmental authority may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks regarding the failure of Parent to obtain the necessary financing to complete the Merger; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the Merger on the Company’s relationships, operating results and business generally; the risk that certain approvals or consents will not be received in a timely manner or that the Merger will not be consummated in a timely manner; the risk of exceeding the expected costs of the Merger; adverse changes in U.S. and non-U.S. governmental laws and regulations; adverse developments in the Company’s relationships with its employees; capital market conditions, including availability of funding sources for us; changes in our credit ratings; risks related to our indebtedness, including our ability to meet certain financial covenants in our debt instruments; the risk of litigation, including stockholder litigation in connection with the proposed transaction, and the impact of any adverse legal judgments, fines, penalties, injunctions or settlements; and volatility in the market price of our stock.

Therefore, caution should be taken not to place undue reliance on any such forward-looking statements. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. For additional discussion of potential risks and uncertainties that could impact our results of operations or financial position, refer to Part I, Item 1A. Risk Factors in our Annual Report on Form 10-K for the fiscal year ended December 30, 2018 and Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019 and any subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval. The proposed Merger will be submitted to the Company’s stockholders for their consideration. In connection with the proposed transaction, the Company intends to file a proxy statement and other relevant materials with the SEC in connection with the solicitation of proxies in connection with the proposed transaction. The definitive proxy statement will be mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF CYPRESS SEMICONDUCTOR CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.

In addition, the Company’s stockholders may obtain free copies of the documents we file with the SEC through the Investors portion of the Company’s website at investors.cypress.com under the link “Financials & Filings” and then under the link “SEC Filings” or by contacting the Company’s Investor Relations Department by (a) mail at Cypress Semiconductor Corporation, Attention: Investor Relations, 198 Champion Ct., San Jose, CA 95134, (b) telephone at (408) 943-2600, or (c) e-mail at investorrelations@cypress.com.

The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders filed on March 15, 2019 with the SEC, which can be obtained free of charge from the sources indicated above.